Exhibit 99.1

China ACM Reports Third Quarter Fiscal Year 2014 Results, Provides Quarterly Guidance for the Fourth Quarter of Fiscal Year 2014, and Updates the Full Year Guidance for Fiscal Year 2014

New York, New York--China Advanced Construction Materials Group, Inc. (NASDAQ: CADC) ("China ACM" or the "Company"), a provider of ready-mix concrete and related technical services in China, on May 15, 2014, has announced its financial results for the third quarter ended March 31, 2014.

Third Quarter Fiscal Year 2014 Financial Highlights

  Revenue decreased by 3% year over year to $7.0 million

  Gross margin at -1.1%

  Net loss available to common shareholders of $5.0 million or loss per share of $3.39

  $24.8 million in working capital at March 31, 2014

Third Quarter Fiscal Year 2014 Results

Revenue. For the three months ended March 31, 2014, we generated total revenue of approximately $7.0 million compared to approximately $7.2 million during the three months ended March 31, 2013, a decrease of approximately $0.2 million or 3%. Such decrease was due to a reduction in sales generated from the concrete division for the three months ended March 31, 2014, which was approximately $6.9 million, a decrease of approximately $0.3 million, or 4%, as compared to $7.2 million for the three months ended March 31, 2013. The decrease in revenue attributable to concrete sales was principally due to the decreased average sales price, which, compared to that of the three months ended March 31, 2013, decreased by 8% in the three months ended March 31, 2014. The decreased average sales price was mainly attributable to the increased competition in the area where we operate. The effect of the decrease in unit price on revenue was partially offset by a 4% increase in sales volume, as operation of our manufacturing plant in the suburban area of Beijing commenced in the three months ended March 31, 2014.

During the three months ended March 31, 2014, we continued to supply concrete products to three railway projects in China through our portable plants, specifically our projects located in Anhui Province. These three projects contributed approximately $0.1 million to our total revenue for the three months ended March 31, 2014, an increase of approximately $0.1 million, or 1,734%, compared to the three months ended March 31, 2013. The increase in revenues attributable to our manufacturing services segment was principally due to the operations of these three projects during the three months ended March 31, 2014 whereas we had minimal operation of our manufacturing service due to the suspension of operations of our portable plants during the three months ended March 31, 2013.

Cost of Revenue. For the three months ended March 31, 2014, we incurred total cost of revenue of approximately $7.1 million compared to approximately $7.2 million for the three months ended March 31, 2013, a decrease of approximately $0.1 million, or 1%. The decrease in cost of revenue was primarily due to the overall decrease in production from our fixed concrete plants in the Beijing area, offset by increased production from manufacturing services compared to the three months ended March 31, 2013.

The cost of revenue on concrete increased by approximately $0.3 million, or 4%, for the three months ended March 31, 2014, as compared to the three months ended March 31, 2013. Such increase was due to an increase in our concrete production volume.

Cost of revenue with respect to our manufacturing services was primarily due to the decrease of approximately $0.3 million, or 57% in our manufacturing services during the three months ended March 31, 2014, as compared to the same period last year.

Gross (Loss) Profit. Total gross loss was approximately $0.1 million for the three months ended March 31, 2014, as compared to gross profit approximately $0.1 million for the three months ended March 31, 2013. Our gross profit for sale of concrete was approximately $0.06 million, or 1% of revenue, for the three months ended March 31, 2014, compared to approximately $0.6 million, or 9% of revenue for the three months ended March 31, 2013, a decrease of approximately $0.6 million. The decrease in gross profit for concrete sales for the three months ended March 31, 2014, compared with the three months ended March 31, 2013, was primarily due to decrease in sales price.

Our gross loss with respect to our manufacturing services was approximately $0.2 million for the three months ended March 31, 2014, a decrease of $0.4 million from gross loss of $0.6 million during the three months ended March 31, 2013. Such decrease was principally due to the decrease in cost of revenue from manufacturing services for the three months ended March 31, 2014, as a result of the decrease in the number of portable plants and thus lowered overhead.

Provision for doubtful accounts. We incurred provision for doubtful accounts of $0.3 million for the three months ended March 31, 2014, a decrease of approximately $1.0 million, as compared to $1.3 million for the three months ended March 31, 2013. In accordance with our allowance for doubtful accounts policy, at the end of each quarter, we conduct an aging analysis of each customer's arrears to determine whether the allowance for doubtful accounts is adequate. The provision is 15% for accounts receivable past due more than 180 days but less than one year, 60% for accounts receivable past due from one to two years and 75% for accounts receivable past due beyond two years. The allowance for doubtful accounts decreased to approximately $32.7 million at March 31, 2014, as compared to approximately $36.5 million at June 30, 2013, mainly attributable to a $10.9 million write-off of bad debts against allowance balances, offset by additional provision.

Selling, General and Administrative Expenses. We incurred selling, general and administrative expenses of approximately $3.1 million for the three months ended March 31, 2014, a decrease of approximately $0.7 million, or 19%, as compared to approximately $3.8 million for the three months ended March 31, 2013. The decrease was principally due to a $0.4 million decrease in advertising expense, a $0.3 million decrease in labor service expense and a $0.1 million decrease in meals and entertainment expense, offset by a $0.1 million increase in consulting expense.

Research and development expenses. Research and development expenses for the three months ended March 31, 2014 was $0.4 million, an increase of approximately $0.2 million, or 83%, as compared to approximately $0.2 million for the three months ended March 31, 2013. Our research and development expenditure was maintained at a certain percentage of revenue, plus discretionary spending on projects that helped to improve our competitive advantage. The $0.2 million increase was mainly due to increased research and development expenditures resulting from certain technical support services obtained from third parties.

Loss realized from disposal of property, plant and equipment. For the three months ended March 31, 2014, we incurred an approximately $0.3 million loss realized from the disposal of property, plant and equipment. During the three months ended March 31, 2013, we incurred a $3.6 million loss realized from the disposal of property, plant and equipment.

Net loss available to Common shareholders. We recognized a net loss of approximately $5.0 million for the three months ended March 31, 2014, as compared to net loss of approximately $8.8 million for the three months ended March 31, 2013, a decrease of $3.8 million. Such decrease in net loss was primarily due to the decrease in provision of doubtful accounts, selling, general and administration expenses and loss realized from disposal of property, plant and equipment, offset by the increase in provision for income taxes.

Balance Sheet Overview

China ACM had working capital of $24.8 million at March 31, 2014, including $6.1 million in cash and equivalents, $10.7 million in restricted cash, $26.2 million in short term investment, $40.0 million in accounts and notes receivable, net, $29.3 million in prepayments and advances, $4.7 million in other receivables and $96.3 million in current liabilities. Shareholders' equity was $40.5 million compared with $56.7 million at June 30, 2013. The total number of shares outstanding as of May 13, 2014 was approximately 1.5 million.

Fourth Quarter Fiscal Year 2014 and Updated Fiscal Year 2014 Guidance

For the fourth quarter ended June 30, 2014, management expects net sales of $17 million to $18 million, net loss of $3.5 million to $4.5 million, and EPS of $(2.35) to $(3.03) based on 1,486,871 weighted average shares.

For the fiscal year ended June 30, 2014, management expects net sales of $45 million to $47 million, net loss of $20 million to $22 million, and an EPS of $(13.45) to $(14.80) based on 1,486,871 weighted average shares.

Conference Call

The Company will host a conference call with a live webcast and a full Q&A session on May 16, 2014, at 8:00 a.m., Eastern Time, to discuss financial results for the third quarter of Fiscal Year 2014.

Individuals interested in participating in the conference call may do so by dialing 877-407-8031 from the United States, or +1 201-689-8031 from outside the United States, and referencing conference ID number 13582463.

A replay of the call will remain available until: June 16, 2014 at 11:59 PM.

To access the replay, please dial either of the following numbers:

USA: 877-660-6853
International: +1 201-612-7415

About China ACM

China ACM is a producer of advanced, certified eco-friendly ready-mix concrete and provider of related technical services for large scale, high-speed rail (HSR) and other complex infrastructure projects. Leveraging its proprietary technology and value-add engineering services model, the Company has won work on many high profile projects including the 30,000 km China HSR expansion, the Olympic Stadium Bird's Nest, Beijing South Railway Station, Beijing International Airport, National Centre for Performing Arts, CCTV Headquarters, Beijing Yintai Building and U.S. and French embassies.

More information about the Company is available at http://www.ir-site.com/cadc/index.asp. The Company routinely updates its website.

Forward-Looking Statements

This press release contains statements that are forward-looking in nature, including statements regarding the Company's competitive position and product and service offerings. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; and the Company's ability to manage its business effectively in a rapidly evolving market. Certain of these and other risks are set forth in more detail in "Item 1A. Risk Factors" in China ACM's Annual Report on Form 10-K for the fiscal year ended June 30, 2013. China ACM does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

CONTACT:
China ACM Investor Relations
+86-10-82525361
IR@china-acm.com

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	June 30,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash	$6,108,443	$3,949,939
Restricted cash	10,749,108	6,491,175
Accounts and notes receivable, net of allowance for doubtful accounts of $32,677,813 and $36,469,156, respectively	40,049,203	59,696,331
Inventories	1,401,197	1,122,380
Short term investment	26,185,758	5,168,000
Other receivables	4,694,773	6,298,088
Other receivable from termination of lease, net	-	8,932,029
Prepayments and advances	29,282,396	27,827,638
Deferred tax assets	2,658,965	3,987,738
Total current assets	121,129,843	123,473,318

PROPERTY PLANT AND EQUIPMENT, net	14,120,990	14,357,349

OTHER ASSETS:
Other receivable from termination of lease, net	-	3,710,455
Advances on equipment purchases, net	3,148,113	4,015,294
Deferred tax assets	200,808	217,380
Total other assets	3,348,921	7,943,129

Total assets	$138,599,754	$145,773,796

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans, banks and bank guarantees	$42,441,450	$43,766,500
Short term loans - other	7,465,800	-
Notes payable	9,738,000	-
Accounts payable	26,664,978	33,730,871
Customer deposits	1,079,453	1,732,662
Other payables	2,112,059	1,989,023
Other payables - shareholders	858,027	757,328
Accrued liabilities	1,393,306	988,598
Capital lease obligations - current	4,525,884	2,448,883
Taxes payable	60,953	107,013
Total current liabilities	96,339,910	85,520,878

OTHER LIABILITIES
Capital lease obligations - non current	1,793,905	3,560,819
Total liabilities	98,133,815	89,081,697

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:

Preferred stock $0.001 par value, 1,000,000 shares authorized, no shares	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 1,486,871 shares issued and outstanding as of March 31, 2014 and June 30, 2013	1,487	1,487
Additional paid-in-capital	35,233,305	35,233,305
(Accumulated deficit) Retained earnings	(11,166,672)	5,412,387
Statutory reserves	6,248,357	6,248,357
Accumulated other comprehensive income	10,149,462	9,796,563
Total shareholders' equity	40,465,939	56,692,099
Total liabilities and shareholders' equity	$138,599,754	$145,773,796

     CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
REVENUE
Sales of concrete	$6,925,301	$7,221,971	$28,020,724	$55,159,367
Manufacturing services	103,005	5,616	999,334	4,456,196
Total revenue	7,028,306	7,227,587	29,020,058	59,615,563

COST OF REVENUE
Concrete	6,861,157	6,595,355	25,422,000	45,178,730
Manufacturing services	245,692	573,922	1,031,447	3,849,999
Total cost of revenue	7,106,849	7,169,277	26,453,447	49,028,729

GROSS (LOSS) PROFIT	(78,543)	58,310	2,566,611	10,586,834

PROVISION FOR DOUBTFUL ACCOUNTS	(311,911)	(1,292,052)	(8,416,932)	(11,101,244)
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(3,057,335)	(3,761,220)	(8,703,235)	(9,408,162)
RESEARCH AND DEVELOPMENT EXPENSES	(375,330)	(205,343)	(826,892)	(779,135)
LOSS REALIZED FROM DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT	(291,727)	(3,596,059)	(1,665,410)	(3,766,895)
IMPAIRMENT LOSS OF LONG-LIVED ASSETS	-	(250,746)	-	(250,746)
LOSS FROM TERMINATION OF LEASE	-	-	-	(4,096,984)

LOSS FROM OPERATIONS	(4,114,846)	(9,047,110)	(17,045,858)	(18,816,332)

OTHER (EXPENSE) INCOME, NET
Subsidy income	401,971	433,656	1,721,476	3,576,935
Non-operating (expense) income, net	(16,179)	(47,303)	56,755	(517,339)
Change in fair value of warrant liability	-	30,776	-	132,427
Interest income	900,871	280,342	2,084,952	338,403
Interest expense	(844,635)	(404,424)	(2,024,316)	(1,585,696)
TOTAL OTHER INCOME, NET	442,028	293,047	1,838,867	1,944,730

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,672,818)	(8,754,063)	(15,206,991)	(16,871,602)

PROVISION FOR INCOME TAXES	(1,372,068)	(36,027)	(1,372,068)	(811,363)

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(5,044,886)	$(8,790,090)	$(16,579,059)	$(17,682,965)

COMPREHENSIVE INCOME (LOSS):
Net loss	$(5,044,886)	$(8,790,090)	$(16,579,059)	$(17,682,965)
Foreign currency translation adjustment	(357,665)	378,779	352,899	417,965

COMPREHENSIVE LOSS	$(5,402,551)	$(8,411,311)	$(16,226,160)	$(17,265,000)

LOSS PER COMMON SHARE ALLOCATED TO COMMON SHAREHOLDERS
Weighted average number of shares (*):
Basic and diluted	1,486,871	1,486,622	1,486,871	1,486,461

Loss per share:
Basic and diluted (*)	$(3.39)	$(5.91)	$(11.15)	$(11.90)

(*) Retrospectively restated shares for a 1-for-12 reverse split.

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended
	March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,579,059)	$(17,682,965)
Adjustments to reconcile net loss to cash provided by operating activities
Depreciation	1,420,242	2,732,964
Stock-based compensation expense	-	54,757
Deferred tax provision	1,372,068	-
Provision for doubtful accounts	8,416,932	11,101,244
Change in fair value of warrant liabilities	-	(132,427)
Loss realized from disposal of property, plant and equipment	1,665,410	3,766,895
Impairment loss of long-lived assets	-	250,746
Imputed interest on other receivable from termination of leases	(708,996)	-
Loss from termination of lease	-	4,096,984
Changes in operating assets and liabilities
Accounts and notes receivable	13,057,519	(1,386,175)
Inventories	(274,435)	1,114,636
Other receivables	1,925,723	(479,144)
Other receivable from termination of lease	13,083,021	2,409,825
Prepayments	(2,500,580)	2,528,160
Accounts payable	(7,315,865)	(2,688,926)
Customer deposits	(664,646)	414,518
Other payables	114,003	(2,995,764)
Accrued liabilities	402,738	(897,456)
Taxes payable	(46,790)	(492,554)
Net cash provided by operating activities	13,367,285	1,715,318

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of short-term investments, net	(21,082,697)	-
Proceeds from disposal of property, plant and equipment	400,336	673,315
Purchase of property, plant and equipment	(325,006)	(267,744)
Net cash (used in) provided by investing activities	(21,007,367)	405,571

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short term loans and bank guarantees	61,858,500	23,375,600
Payments of short term loans and bank guarantees	(63,407,000)	(27,798,500)
Proceeds from short term loan - shareholders	2,934,000	-
Payments of short term loan - shareholders	(2,934,000)	-
Proceeds from short term loan - other	11,410,000	-
Payments of short term loan - other	(3,912,000)	-
Proceeds from short term borrowing	-	3,773,251
Payments for short term borrowing	-	(3,507,270)
Proceeds from notes payable	13,040,000	-
Payments of notes payable	(3,260,000)	-
Rent payable to shareholder	100,699	(52,723)
Principal payments on capital lease obligations	(1,794,045)	(287,707)
Restricted cash	(4,244,004)	2,243,361
Net cash provided by (used in) financing activities	9,792,150	(2,253,988)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	6,436	(24,319)

NET CHANGE IN CASH	2,158,504	(157,418)

CASH, beginning of period	3,949,939	2,409,914

CASH, end of period	$6,108,443	$2,252,496